SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  May 26, 1995




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)






Registrant's telephone number, including area code:(415) 973-7000
Item 5.  Other Events

A.   California Public Utilities Commission Proceedings

          1.  Electric Industry Restructuring

On May 24, 1995, the California Public Utilities Commission
(CPUC) released two proposed policy decisions to restructure the California electric utility industry. Three commissioners indicated a preference for a policy decision which would require the establishment by the three major California electric utilities, including the Company, of a wholesale pool for power, with other participants in California and elsewhere invited to join the pool. This proposal, which would go into effect in 1997, contemplates a possible transition to direct access beginning in 1999 if certain implementation issues are resolved. One commissioner offered an alternative policy decision which proposes direct access whereby all consumers could enter directly into individual agreements for the purchase of power from power producers commencing in 1998.

MANDATORY POOL PROPOSAL

Under the policy decision supported by the majority, the wholesale pool would implement transparent pricing on a real time basis (hourly or half-hourly) and publish market prices for electricity. Utilities would be required to purchase power from the pool and bid into the pool their remaining generation output. All sellers except existing wholesale and Qualifying Facility
(QF) contracts, and nuclear and hydroelectric plant output would be scheduled according to competitive bidding. Nuclear, hydroelectric (hydro) and QF resources would be scheduled on a priority basis.

Customers would be given the choice between real time pricing of generation or pricing which averages the cost of electricity by monthly consumption. Customers could also choose to fix their energy costs through "contracts for differences." Real time price meters would be phased in for all customers, with all customers receiving meters by 2003. Customers would be individually responsible for the cost of their meter.

The majority proposal notes that physical bilateral contracts may be allowable in the future if certain conditions are met. These include a mechanism for recovering transition costs, resolution of jurisdictional uncertainties, determination of the technical feasibility of bilateral contracts and resolution of horizontal market power issues.

     Disaggregation of Generation, Transmission, and Distribution

The pool proposal would require the disaggregation of generation, transmission and distribution functions. Participants in the pool would transfer control, but not ownership, of transmission assets to an independent system operator, who would be responsible for transmission scheduling and economic dispatch of generation.

While finding that market power over generation must be addressed, the majority proposal stops short of mandating divestiture. However, parties are asked to comment on the appropriate method of addressing utility market power over generation, such as corporate separation, divestiture into smaller generating firms, and potential remedies for abuses.

     Transition Costs

The majority proposal would leave intact settlements related to nuclear power plants (including the purchase power obligation associated with the Company's Diablo Canyon nuclear power plant (Diablo Canyon) rate case settlement) and utility contracts with existing QFs.

Investor owned utilities would retain ownership of their existing nuclear and hydro facilities, due to the difficulty of transferring the ownership and operation of such facilities to another party given the extensive licenses and permits needed from various federal and state authorities. The CPUC hopes that the average bundled rate of nuclear and hydro facilities would be competitive with the prices expected to result from the pool, thereby minimizing or eliminating the need for further "competitive transition charge" (CTC) recovery from these resources.

In light of this proposal, the CPUC asks for comment on whether there is any need for any CTC recovery related to the Company's purchase power obligation from Diablo Canyon, and, if so, what is the potential magnitude. The CPUC notes that the Company has offered to forego CTC recovery if direct access is not completely phased in until 2008, and, noting that Diablo Canyon would be bundled with hydro, therefore asks for comment on whether there is need for any further recovery for Diablo Canyon CTC after 2004. Based on the current pricing of the Company's hydro facilities and Diablo Canyon, the Company expects that there may be a need for some CTC recovery from these facilities after 2004.

The majority proposal notes that other utility generating assets should also be able to compete without CTC recovery, or else are likely to be spun-off or divested. Nonetheless, some CTC recovery would still be provided for non-nuclear, non-hydro plants which a utility retained. The CTC for these plants is defined as the difference between book and market value. Market value for retained plants would be determined administratively using a combination of a forecast of market prices for power with an annual true up to pool prices. For these retained plants, the rate of return on rate base would be limited by a floor and ceiling of 150 basis points below and above the utility's allowable overall return on rate base; e.g., if the utility's authorized return is 10%, it would not receive a CTC on these power plants unless its return on the power plants was less than 8.5%, and if the return exceeded 11.5%, the excess revenue would be credited against the CTC account.

If a utility divests itself of its generating assets, the CTC would be calculated by netting the total price received with the total book value for the set of plants divested.

All existing QF contracts would continue to be honored by the remaining electric distribution utility. However, the QF contract costs would be passed along to customers by imputing only the pool price as the price for QF power, with the remaining portion of the QF contract price collected as part of CTC.

As an incentive for QF buyouts, the utility would be allowed to keep 20% of any savings from renegotiated QF contract capacity payments. In addition, the CPUC eventually intends to revise the "avoided cost" calculation for QF energy payments in a manner based on the pool price. Finally, the CPUC proposes to allocate 50% of future benefits associated with declining QF contract expenses to finance acceleration of CTC recovery for uneconomic QF contracts.

The majority proposal indicates that regulatory assets which are specifically attributable to utility generation should get full
CTC protection. The CPUC asks for comments on which specific regulatory assets should be allowed as transition costs.

The time period for collection of CTC is not specified in the majority proposal, but would be consistent with the current level of rates, while also allowing ratepayers the opportunity to reap the benefits of lower generation costs from the pool.

     Performance Based Ratemaking

In its proposal, the majority reaffirms its commitment to performance based ratemaking (PBR) and proposes to apply PBR mechanisms to utility generation and distribution services. The CPUC indicates that it will consider each of the pending PBR applications filed by the utilities individually and design a mechanism that is tailored to fit each utility's needs and particular circumstances.

     Resource Planning

Under the majority proposal, the CPUC proposes to relieve utilities from the obligation of planning or constructing new generating resources. With respect to transmission planning, the proposal notes the CPUC's intent that the pool offer for consideration by the Federal Energy Regulatory Commission (FERC) an (unspecified) transmission pricing methodology which embodies comparable transmission prices and encourages efficient transmission investments through some type of sensitivity to transmission congestion.

     CEQA

The CPUC had in an earlier order recognized the possible applicability of the California Environmental Quality Act (CEQA) to restructuring. The current proposal seeks comment on whether the proposed restructuring would constitute a project requiring environmental review. Applying CEQA could have consequences for the timing of any final order.

ALTERNATIVE DIRECT ACCESS PROPOSAL

The alternative proposed policy decision offered by one commissioner would provide for vertically integrated investor-owned utilities to divest themselves, through either sale of assets or spin-off to shareholders, of generation facilities. This policy approach would leave the residual utility owning only transmission and distribution facilities (Electric Distribution Company, or EDC). The CPUC would have to preapprove all divestiture actions by utilities.

The costs and services provided by EDC would continue to be regulated by the CPUC under a PBR approach. Customers could elect to remain with the EDC, which would have the obligation to provide them bundled service, or become direct access customers, buying their power elsewhere, with the EDC obligated to wheel and distribute power to them.

The proposal calls for the establishment of a neutral operating company (OPCO) to dispatch transactions and ensure reliability of the grid.

Transition costs (discussed in more detail below) would be calculated and a CTC would be levied as a fixed monthly charge on all customers, utility or direct access (i.e. regardless of their source of supply). The CTC would be recovered over a period of time to ensure that rates do not rise above current levels.

Direct access would not be permitted until the CPUC had completed work on the calculation and recovery of stranded costs and unbundling of utility services. Direct access would be available to all customers at once -- no phase-in is proposed. The proposal seeks to begin allowing consumers to choose from among competing generation service providers starting in 1998.

    Transition Costs

Three types of transition costs are identified in the alternative proposal: utility generation assets, QF contracts and regulatory balancing accounts.

Utility generating assets: CTC would be 90% of the difference between aggregate book value and aggregate sales price (or stock price in the event of a spin off). Diablo Canyon would be sold or spun off, but the EDC would retain the obligation to purchase Diablo Canyon power at settlement prices through January, 2008, along with the QF contracts. After January, 2008, Diablo Canyon would compete on price. The CTC for Diablo Canyon would be computed in the same manner as for QF contracts, but Diablo Canyon would be exempt from the 90/10 split applicable to other utility generating assets if the revised Diablo Canyon settlement prices approved by the CPUC on May 24, 1995 represent a rate reduction "commensurate" with the 90/10 split.

QF contracts: The EDC would receive full recovery of all QF costs. It could charge its remaining customers the market price for QF power; the uneconomic portion, i.e. the difference between contract and market price, would be part of the CTC. The alternative proposal suggests that utilities be given an incentive to renegotiate QF contracts by allowing shareholders to retain 50% of any demonstrable savings.

Outstanding balances in regulatory accounts: Full recovery is proposed for outstanding balances other than nuclear decommissioning costs, subject to CPUC approval of specific accounts in the implementation phase. For nuclear decommissioning costs, two options are proposed: ultimate sale of the plants with the new owner taking responsibility for decommissioning or including in CTC the continued trust fund requirements.

     Obligation to serve

EDCs would be obligated to procure electric supplies for those customers who decline direct access and are provided bundled service. EDCs would also be obligated to provide unbundled transmission and distribution services to direct access customers. Transmission and distribution services would remain a monopoly and be subject to PBR.

For direct access customers choosing to return, the EDC would have the obligation to procure power for such customers at the true cost of procurement. For non-residential customers, this would be pursuant to terms and conditions negotiated with the utility. Returning residential customers would be able to return to the same services and conditions only upon three years' notice. In the interim, the customer would be subject to a "return tariff" based on market prices.

     Role of OPCO

OPCO -- the independent grid operator -- would have the role of ensuring open access to all participants; maintaining system coordination and reliability; and settling imbalances that might occur on the system due to changes in demand or delivery. Market prices determined through bilateral negotiation would determine the dispatch of generation assets as opposed to a centralized bidding system.

PROCEDURAL SCHEDULE

Comments on both proposed policy decisions, including responses to specific questions posed by the CPUC, will be taken during the next three months. The CPUC indicated that it will issue, no sooner then August 23, 1995, its final policy decision with a schedule of steps for implementation. The CPUC indicated that it will work with the California State Legislature, the Governor, other western jurisdictions and the FERC to facilitate restructuring of the California electric industry. It is anticipated that the Legislature will conduct hearings on the CPUC's proposals this summer.

          2.  Diablo Canyon Rate Case Settlement

On May 24, 1995, the CPUC issued its decision approving an agreement providing for a modification to the pricing provisions of the Diablo Canyon rate case settlement (Diablo Settlement). The agreement was executed in December 1994 by the Company, the CPUC's Division of Ratepayer Advocates (DRA), the California Attorney General and several other parties representing energy consumers and submitted to the CPUC for approval. The CPUC decision also denies a request by a consumer advocacy group for public hearings on the pricing modification.

Under the modification approved in the CPUC's decision, the price for power produced by Diablo Canyon is reduced from the level set in the Diablo Settlement as originally adopted in 1988; all other terms and conditions of the Diablo Settlement remain unchanged. The new prices are shown in the table below. Based on Diablo Canyon's current operating performance, the modification will result in approximately $2.1 billion less revenue over the next five years, compared to the original pricing provisions of the Diablo Settlement.

          Diablo Canyon Price (cents) per kilowatt-hour

                                   1995 1996  1997  1998  1999
Original Settlement Agreement Price* 12.15 12.42 12.70 12.98
13.28
Modified Price                    11.00 10.50 10.00  9.50  9.00
______________
* Assumes 3.5% inflation

After December 31, 1999, the escalating portion of the Diablo Canyon price will increase using the same formula specified in the Diablo Settlement. The modification provides the Company with the right to reduce the price below the amount specified if it so chooses.

The CPUC decision approving the modification adopts the parties' proposal that the difference between the Company's revenue requirement under the original Diablo Settlement prices and the proposed prices be applied to the Company's energy cost balancing account until the undercollection in that account as of December 31, 1995 is fully amortized.

          3.  Biennial Cost Allocation Proceeding

As previously disclosed, in April 1995 the Company updated its application in its Biennial Cost Allocation Proceeding (BCAP), the major rate proceeding for the Company's natural gas service. The Company's updated application requested an increase in gas revenues from revenues at current rates of approximately $25 million annually, for the two-year period beginning January 1, 1996. At a prehearing conference on May 24, 1995, the assigned administrative law judge rejected the Company's update to its application. However, much of the information in that update which reduced the Company's request, as compared to the request included in its original application, was incorporated into the report filed by the DRA, which is described below.

The DRA filed its report on the Company's BCAP application on May 12, 1995. The DRA recommended a decrease of approximately $78 million annually in gas revenues from revenues at current rates, which represents a $103 million difference from the annual gas revenue change requested by the Company in its update. The reduction results primarily from (1) recovery of only 50% of the Company's estimated and forecasted costs associated with Canadian pipeline transportation charges; (2) interim recovery of 50% of accumulated and forecasted amounts in the Interstate Transition Cost Surcharge (ITCS) balancing account, which amounts represent demand charges for interstate gas transportation capacity held by the Company which are not currently fully recovered under the operation of the CPUC's capacity brokering rules, pending a final decision in the ongoing ITCS rate proceeding; and (3) amortization of amounts accumulated in a gas cost balancing account as of an earlier date than the Company used in calculating its BCAP request.

In addition, the DRA recommended that the Company not be allowed to recover any of the amounts accrued in the Backbone Credit Memorandum Account (BCMA), which was established in connection with interim rates for the Company's Pipeline Expansion Project, otherwise known as Line 401. Certain customers using Line 401 are credited for amounts associated with transmission charges on the Company's pre-Expansion, or existing, system that would otherwise be included in Line 401 rates. The Company had sought recovery of the revenue shortfalls attributable to these credits, which totaled $12 million, as part of its BCAP application. The DRA recommended that this amount should be disallowed because the Company erred in not reducing the amount accrued in the BCMA to take account of the fact that some of the existing system load that was lost when customers shifted to Line 401 had been taken up by new customers. The DRA argued that this results in the Company, in effect, collecting existing system transmission charges twice, first from new customers and second from recovery of BCMA amounts.

In its report, the DRA also recommends that there be no rate recovery of any revenue shortfalls resulting from certain long-term gas transportation contracts which provide discounted rates for certain industrial customers. These contracts were approved by the CPUC under the Expedited Application Docket (EAD) procedure. The Company is currently precluded from recovering in rates 25% of the revenue shortfalls resulting from discounts given in EAD contracts until the CPUC makes a further determination as to rate recovery of such amounts in the pending BCAP proceeding.

The DRA is the consumer advocacy branch of the CPUC and the DRA's recommendations do not constitute a CPUC decision. The CPUC can accept all, part or none of the DRA's recommendations.

          4.  Experimental Procurement Service for Customer-
               Identified Electric Supply

As previously disclosed, in February 1995, the Company requested CPUC approval to implement an experimental "buy-sell" program for electric supply, which the Company believed could be determined to be subject to the CPUC's exclusive jurisdiction. Under the program, California utilities would offer certain retail customers the option of having the utility purchase power on the customer's behalf from third party competitive suppliers at prices individually negotiated by the participating customer.

On May 17, 1995, the Company withdrew its request for CPUC approval of the proposed buy-sell program, citing the recently issued FERC Notice of Proposed Rulemaking which indicated that the Company's buy-sell proposal involved unbundled transmission service which was subject to FERC jurisdiction. The Company indicated that it had concluded that, at this time, the proposed buy-sell program could not achieve the purpose for which it was developed, which was to conduct an experiment in customer choice without the need to address the complex issues surrounding direct access.

B.   Common Stock Repurchase Program

In July 1993, the Company's Board of Directors (Board) authorized the Company to repurchase up to $1 billion of common stock on the open market or in negotiated transactions under its common stock repurchase program. As of March 31, 1995, the Company had repurchased approximately $540 million of stock under that authorization. In May 1995, the Board authorized the Company to purchase up to an additional $1 billion of common stock under its repurchase program through June 1998. This program is funded by internally generated funds. Shares will be repurchased to manage the overall balance of common stock in the Company's capital structure.
                            SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY



                                 GORDON R. SMITH
                              By ________________________________
                                 GORDON R. SMITH
                                 Vice President and
                                 Chief Financial Officer

Dated:  May 26, 1995